Exhibit 10.25

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

October 4, 2023

among

X-ENERGY, LLC
and
X-ENERGY REACTOR COMPANY, LLC,
as Borrowers,

the other Loan Parties,

and

ARES ACQUISITION HOLDINGS LP,
as Lender

Table of Contents

ii

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is executed as of October 4, 2023 (the “Closing Date”), by and among X-energy, llc, a Maryland limited liability company (“X-Energy”), X-ENERGY REACTOR COMPANY, LLC, a Delaware limited liability company (“X-Energy Reactor”; collectively with X-Energy and their respective successors and assigns, the “Borrowers”), the other Loan Parties (as defined in this Agreement), and ARES ACQUISITION HOLDINGS LP, a Cayman Islands limited partnership, as Lender (as defined in this Agreement).

PRELIMINARY STATEMENTS

The Borrowers request that the Lender provide the credit facilities described in this Agreement, and the Lender is willing to make credit facilities available to the Borrowers, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement, the parties to this Agreement covenant and agree as follows:

Article I

Definition of Terms

Section 1.01      Accounting Terms/Financial Statements. All accounting and financial terms used in this Agreement are used with the meanings such terms are given in accordance with GAAP, except as may be otherwise specifically provided in this Agreement. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrowers or the Lender, the Borrowers and the Lender shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided that provisions of this Agreement in effect on the date of such Accounting Change shall remain in effect until the effective date of such amendment. “Accounting Change” shall mean any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants. Notwithstanding anything to the contrary above or in the definition of “Capital Lease”, all leases that are treated as operating leases under GAAP prior to the effectiveness of Accounting Standard Codification 842 of the Financial Accounting Standards Board (“FASB ASC 842”) will continue to be treated as operating leases regardless of the application of FASB ASC 842 (without giving effect to any subsequent changes in GAAP (or the required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease or capitalized lease), which would otherwise require such leases to be treated as finance leases under GAAP.

Section 1.02      Definitions. The following terms have the meanings indicated when used in this Agreement with the initial letter capitalized:

“AAC SPAC Transaction” means a business combination, merger, reorganization or similar transaction, or share exchange or purchase, in which the equityholders of X-Energy Reactor or any successor-in-interest receive securities (i) the class of which is registered or (ii) convertible into securities the class of which is registered, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), constituting, or that upon conversion would constitute (assuming conversion on such date), shares of outstanding capital stock of Ares Acquisition Corporation, pursuant to the Business Combination Agreement, dated as of December 5, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).

“Account”, “Account Debtor”, “Chattel Paper”, “Document”, “Goods”, “Instrument” and “Proceeds”, shall have the respective meanings assigned to such terms in the UCC, as the same may be in effect from time to time.

“Act” means the Securities Act of 1933, as amended.

“Affiliate” of any Person shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (a) solely for purposes of Section 5.02(h) hereof, to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (b) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agreement” means this Credit Agreement, as amended, modified, supplemented and/or restated from time to time and at any time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and its rules and regulations and the U.K. Bribery Act 2010 and its rules and regulations.

“Anti-Money Laundering Laws” means all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to any Loan Party or any Subsidiary or Affiliate of a Loan Party related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Anti-Terrorism Law” has the meaning assigned to such term in Section 3.01(m).

“Applicable Rate” means, with respect to any Loan as of any date of determination, a fixed rate per annum equal to twelve percent (12.00%).

“Asset Sale” means the sale, lease, conveyance, license or other disposition of any of a Person’s assets or rights other than in the ordinary course of business.

“Authorized Officer” means, with respect to any Person, the chief executive officer, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, or other officer or authorized signatory of such Person identified by such Person from time to time as having authority to act on such Person’s behalf with respect to the Loan Documents.

“Bank of New York Credit Facility” means the Loan Advance Lending Agreement, dated as of July 28, 2020, by and between X-Energy and Pershing LLC (as amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof from time to time).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowed Debt” has the meaning assigned to such term in Section 9.10.

“Borrowers” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means Loans made on the same date.

“Borrowing Request” means a request by the Borrowers for a Borrowing in accordance with Section 2.03.

“Business Combination Agreement” has the meaning assigned to such term in the definition of “AAC SPAC Transaction”.

“Business Day” means any day on which commercial banks in New York City are required by law to be open for business.

“Capital Lease” means, at any time, any lease of property (whether real, personal or mixed) with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP (as in effect on the Closing Date, but subject in all respects to Section 1.01).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (b) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (c) shares of money market or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Ratings Group); and (d) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-2 (or better) by Standard & Poor’s Ratings Group, or P-2 (or better) by Moody’s Investors Service, Inc.; provided that the maturities of such Cash Equivalents shall not exceed 365 days.

“CFC” has the meaning assigned to such term in the definition of “Excluded Tax Subsidiary”.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by the Lender with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives pursuant to or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) at any time prior to the consummation of a Qualified IPO, when the holders of the outstanding Equity Securities of X-Energy Reactor cease to beneficially own (as defined in Rules 13d-3 and 13d-5 of Regulation 13D under the Exchange Act), in the aggregate, directly or indirectly, a majority of the aggregate voting power represented by the issued and outstanding Equity Securities of X-Energy Reactor; or (b) a sale of all or substantially all of the assets, lines of business or divisions of X-Energy Reactor and its Subsidiaries in a single transaction or series of related transactions, taken as a whole, to any person or persons, other than solely to one or more of X-Energy Reactor’s wholly-owned Subsidiaries.

“Closing Date” has the meaning assigned to such term in the preamble to this Agreement.

“Closing Forecast” means the cash forecast delivered by the Borrowers to the Lender on September 22, 2023 in the file named “X-energy Cash Forecast 2023.09.15_$10M burn_downside_r1.xlsx”.

“Closing Date Financial Statements” has the meaning assigned to such term in Section 3.01(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in Section 4.01(a) of this Agreement.

“Collateral Documents” means, collectively, the Security Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Obligations (including, without limitation, any Prepayment Premium), including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, collateral assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Lender.

“Commitment” means, the sum of the Initial Term Commitment, Delayed Draw Term Commitment and any other commitment of Lender to extend a Loan to the Borrowers under this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Intellectual Property” means all material Intellectual Property currently owned, licensed, used or held for use by X-Energy Reactor and its Subsidiaries as necessary for the operation of the business of the Borrowers as it is presently conducted.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental Laws.

“Debt” means, with reference to any Person, as of any date, without duplication: (a) all indebtedness, liabilities and obligations of such Person for borrowed money and its redemption obligations in respect of Disqualified Equity Interests (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Equity Interests); (b) obligations of such Person to pay earn-outs, the deferred purchase or acquisition price of property (tangible or intangible, real or personal) or services, other than trade accounts payable (if not for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) all obligations of such Person appearing as a liability on its balance sheet in accordance with GAAP in respect of Capital Leases; (d) all obligations, indebtedness and liabilities which are secured by any Lien on any asset of such Person, whether or not the obligation, indebtedness or liability secured thereby shall have been assumed by such Person; (e) all obligations for Interest Rate Agreements of such Person; and (f) all obligations, indebtedness and liabilities of others similar in character to those described in clauses (a) through (e) of this definition for which such Person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations, indebtedness or liabilities such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of letters of credit, surety bonds or similar obligations and all obligations (to the extent then drawn or otherwise payable by such Person) of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person. Notwithstanding the forgoing, “Debt” shall not include (i) trade payables, accrued expenses and intercompany liabilities permitted hereunder arising in the ordinary course of business, (ii) prepaid or deferred revenue arising in the ordinary course of business, (iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (iv) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

“Default” means any event specified in Section 7.01 of this Agreement, which is not initially an Event of Default, but which would, if uncured, become an Event of Default with the giving of notice or the passage of time or both.

“Default Rate” means a fixed rate per annum equal to five percent (5.00%).

“Delayed Draw Funding Date” means any Business Day upon which a Delayed Draw Term Loan is to be funded in accordance with Section 2.03, which in any event shall not occur after the Delayed Draw Termination Date.

“Delayed Draw Term Commitment” means the Lender’s obligation to make Delayed Draw Term Loans to the Borrowers pursuant to Section 2.02 in an aggregate principal amount not to exceed $40,000,000; provided that after giving effect to any Borrowing of Delayed Draw Term Loans, the aggregate Delayed Draw Term Commitment shall be reduced by the aggregate amount of Delayed Draw Term Loans funded.

“Delayed Draw Term Facility” means the delayed draw term facility made available by the Lender to the Borrowers pursuant to the Delayed Draw Term Commitments.

“Delayed Draw Term Loan” means a Loan made on a Delayed Draw Funding Date pursuant to Section 2.02.

“Delayed Draw Term Note” means the promissory note executed by the Borrowers evidencing the Borrowers’ obligation to repay the Delayed Draw Term Loans, as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time.

“Delayed Draw Termination Date” means the earliest of (i) the Maturity Date, (ii) the date on which the entire amount of the Delayed Draw Term Commitments have been drawn, (iii) the date upon with the Delayed Draw Term Commitments shall have been reduced to zero or terminated pursuant to Section 2.09 and (iv) termination of the Delayed Draw Term Commitment in accordance with Article VII; provided that if such date is not a Business Day, such date shall be the immediately preceding Business Day.

“Deposit Account Control Agreement” means, with respect to any deposit account, an agreement, in form and substance reasonably satisfactory to the Lender, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Lender with respect to collection and control of all deposits and balances held in such deposit account maintained by such Loan Party with such banking institution.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are redeemable or exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof, in whole or in part, (c) provide for the scheduled payments of dividends in cash or (d) either mandatorily or at the option of the holders thereof, are or become convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the earlier of (i) the Maturity Date and (ii) the date on which the Loans and all other Obligations (other than contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are repaid in full and the Commitments are terminated; provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests; provided further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of any Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by any Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, that, except for purposes of the definition of the term “Debt”, any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.

“Distribution” means, with respect to any Person, (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of such Person now or hereafter outstanding, except a dividend payable solely in such Person’s Equity Interests, (b) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of Equity Interests of such Person now or hereafter outstanding, and (c) any payment of any board fee and any management fee, consulting fee or other similar fee to any Affiliate of such Person.

“Domestic Subsidiary” means a Subsidiary organized, incorporated or otherwise formed under the laws of the United States, any state thereof or the laws of the District of Columbia.

“Economic Sanctions Laws” has the meaning assigned to such term in Section 3.01(m).

“Environmental Laws” means all federal, state and local laws and implementing regulations, now or hereafter effective during the term of this Agreement, relating to pollution or protection of the environment, including laws or regulations relating to or permitting emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, or land), or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, industrial wastes, or hazardous substances. Such laws shall include, but not be limited to: (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (b) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., including the statutes regulating underground storage tanks, 42 U.S.C. 6991 6991h, (c) the Clean Air Act, 42 U.S.C. 7401 et seq., (d) the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., including the statute regulating the National Pollutant Discharge Elimination System, 33 U.S.C. § 1342, (e) the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., (f) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. and (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as such laws have been or hereafter may be amended.

“Equity Interests” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and/or units, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) all warrants, options or other rights to acquire any of the interests described in clauses (a) through (e) (but excluding any debt security that is convertible into, or exchangeable for, any of the interests described in clauses (a) through (e)).

“Equity Securities” means (i) Equity Interests or (ii) any debt securities exchangeable for, convertible into or exercisable for common stock or limited liability company interests. Notwithstanding the foregoing, the following will not be considered “Equity Securities”: (A) any security granted, issued or sold by X-Energy Reactor to any director, officer, employee, consultant, contractor or adviser of X-Energy Reactor for the primary purpose of soliciting or retaining their services; (B) the Series C-2 Notes; and (C) any SAFEs and/or profit interests issued by X-Energy Reactor in connection with equity investments (but not for services).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events described in Section 7.01 of this Agreement.

“Exchange Act” has the meaning assigned to such term in the definition of “AAC SPAC Transaction”.

“Excluded Accounts” means (1) payroll, healthcare and other employee wage and benefit accounts, (2) sales, payroll and similar tax trust accounts, (3) escrow, defeasance and redemption accounts, (4) fiduciary or trust accounts, (5) disbursement accounts, (6) accounts subject to cash pooling arrangements, (7) zero balance accounts (or accounts where the funds therein are swept into another account as of the end of each Business Day), (8) accounts with an average daily balance of less than $1,000,000 (when taken together with all other accounts that are Excluded Accounts pursuant to this clause (8)) and (9) the funds or other property held in or maintained for such purposes in any such account described in clauses (1) through (8).

“Excluded Subsidiary” shall mean (i) Foreign Subsidiaries, (ii) Excluded Tax Subsidiaries, (iii) each Subsidiary that is prohibited by any requirements of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (iv) each Subsidiary with respect to which, as reasonably determined by the Borrowers in good faith in consultation with the Lender, providing a Guarantee of the Obligations by such Subsidiary would result in material adverse tax consequences (including, without limitation, as a result of any law or regulation in any applicable jurisdiction similar to Section 956 of the Code) to any Loan Party or any of its Subsidiaries, (v) any other Subsidiary with respect to which, in the reasonable judgment of the Lender and the Borrowers, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lender therefrom, (vi) each special purpose vehicle, captive insurance Subsidiary or not for profit Subsidiary, and (vii) Immaterial Subsidiaries; provided, however that, notwithstanding anything to the contrary set forth herein, no “Loan Party” (as defined in the Live Oak Credit Facility) shall be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations under the Commodity Exchange Act at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Tax Subsidiary” means (a) a controlled foreign corporation as defined in Section 957 of the Code the shares of which are treated as owned directly or indirectly by a “United States Shareholder” (within the meaning of Section 951(b) of the Code) as measured for purposes of Section 958(a) of the Code (“CFC”), (b) a direct or indirect subsidiary of a CFC and (c) a subsidiary that owns (directly or indirectly) no material assets other than equity interests (or equity interests and debt interests) of one or more CFCs (a “FSHCO”).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or its Affiliate or required to be withheld or deducted from a payment to the Lender or its Affiliate: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender or its Affiliate being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its lending office, except to the extent that amounts with respect to such Taxes were payable to the Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Financial Statements” means balance sheets and income statements, in each case, of the Borrowers and their respective Subsidiaries, prepared in accordance with GAAP.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FSHCO” has the meaning assigned to such term in the definition of “Excluded Tax Subsidiary”.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied (from and after the Closing Date) and for the period as to which such accounting principles are to apply; provided that determinations made pursuant to this Agreement in accordance with GAAP are subject (to the extent provided therein) to Section 1.01.

“Ghaffarian Reimbursement Agreement” means the Reimbursement Agreement and Guaranty, dated as of April 26, 2021, by and between X-Energy Reactor and Ghaffarian Enterprises, LLC (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements, the Basel Committee on Banking Supervision, or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or any indemnification obligations entered into in the ordinary course of business.

“Guaranteed Obligations” has the meaning set forth in Section 8.01.

“Guarantors” (and individually, a “Guarantor”) means, each Subsidiary of X-Energy Reactor that has provided a Guaranty (other than the Borrowers) in favor of the Lender after the Closing Date as required by Section 5.01(i).

“Guaranty” means, collectively, the guaranty of the Guaranteed Obligations that has been provided by the Guarantors pursuant to Article VIII of this Agreement.

“Highest Lawful Rate” means the maximum rate of interest which may be charged the Borrowers by the Lender under applicable state or federal usury law or regulation or any other law or regulation, however characterized, limiting the rate of interest which may be charged to limited liability companies.

“Immaterial Subsidiary” shall mean each Subsidiary that, as of the last day of the fiscal quarter of the Borrowers most recently ended, had (x) revenues (after eliminating intercompany obligations) for the four consecutive fiscal quarters ending on such date that are less than 2.5% of the consolidated revenues of the Borrowers and their respective Subsidiaries for such period and (y) total assets on such date that are less than 2.5% of the consolidated total assets of the Borrowers and their respective Subsidiaries on such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Initial Term Commitment” means the Lender’s obligation to make an Initial Term Loan to the Borrowers pursuant to Section 2.01 in an aggregate principal amount not to exceed $10,000,000. The aggregate amount of the Initial Term Commitments on the Closing Date is $10,000,000.

“Initial Term Loans” means the term loans made by the Lender on the Closing Date to the Borrowers pursuant to Section 2.01.

“Initial Term Note” means the promissory note executed by the Borrowers evidencing the Borrowers’ obligation to repay the Initial Term Loans, as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time.

“Intellectual Property” means property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, trade name, mask work, trade secret, design right, assumed name or license or other right to use any of the foregoing under applicable law.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, between the Lender and Live Oak Banking Company, and acknowledged by the Loan Parties party to the Intercreditor Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means with respect to any Loan, the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full fiscal quarter to end after the Closing Date and, to the extent interest on such Loan remains unpaid as of the Maturity Date, the Maturity Date.

“Interest Rate Agreement” means any interest rate hedging agreement, interest rate swap agreement, interest rate cap agreement or other interest rate protection agreement or arrangement designed to protect a Borrower against fluctuations in interest rates, including, but not necessarily limited to, any such agreement which is evidenced by the Master Agreement format utilized from time to time by the International Swap Dealers Association, Inc., together with appropriate schedule and confirmation materials.

“Investment” means, with respect to any Person, any (a) purchase or other acquisition by that Person of any Debt, Equity Interests or other securities, or of a beneficial interest in any Debt, Equity Interests or other securities, issued by any other Person, (b) purchase by that Person of all or substantially all of the assets of a business conducted by another Person or of any business or division of another Person and (c)  loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Debt to such Person arising from a sale of property by such Person, other than in the ordinary course of its business.

“Lender” means Ares Acquisition Holdings LP, a Cayman Islands limited partnership, in its individual capacity, and its permitted successors.

“Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise) or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as in effect in any jurisdiction, or any other similar recording or notice statute, and any lease having substantially the same effect as the foregoing, but excluding any equipment operating leases and any precautionary filings related thereto).

“Lien Waiver Agreement” means, with respect to any property leased by a Loan Party (as lessee), an agreement which is executed in favor of the Lender by the lessor of such property, in form and substance reasonably satisfactory to the Lender.

“Live Oak Credit Facility” means the Credit Agreement, dated as of June 15, 2021, by and among the Borrowers, each as a borrower, and Live Oak Banking Company, as the lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date (and after the Closing Date, to the extent permitted by the Intercreditor Agreement).

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, the Intercreditor Agreement and all other instruments, agreements and documents that are executed and delivered by any Borrower or any Guarantor in favor of the Lender pursuant to or by virtue of this Agreement and designated by the Borrowers and Lender as a “Loan Document”, as each of the foregoing may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time, and when used in the singular form, means any of the Loan Documents, as the context requires.

“Loan Parties” means the Borrowers and Guarantors, and “Loan Parties” means all such Persons, collectively.

“Loans” means the Initial Term Loans, the Delayed Draw Term Loans and all other loans and financial accommodations made by the Lender to the Borrowers pursuant to this Agreement; “Loan” means each of the Loans individually.

“Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, results of operations or financial condition of X-Energy Reactor and its Subsidiaries, taken as a whole, (ii) the ability of the Loan Parties (taken as a whole) to pay or perform the Obligations (including, without limitation, any Prepayment Premium), (iii) the validity or enforceability of any of the Loan Documents, or any material provision thereof or any transaction contemplated by the Loan Documents, or (iv) the rights and remedies of the Lender under any of the Loan Documents.

“Maturity Date” means the earliest of (i) the date of the consummation of the AAC SPAC Transaction, (ii) February 7, 2024, (iii) the termination of the AAC SPAC Transaction in accordance with the terms of the Business Combination Agreement and (iv) that date upon which payments on all of the Loans are accelerated in accordance with Section 7.02 of this Agreement.

“Notes” means the Initial Term Note, the Delayed Draw Term Note and all other notes now or hereafter existing that evidence any Loan; “Note” means each of the Notes individually.

“Obligations” means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, now or hereafter owed to the Lender or any Affiliate of the Lender by any Borrower, and arising under, by virtue of or pursuant to any of this Agreement, the Notes, or any other Loan Documents, together with all costs, expenses and reasonable out-of-pocket attorneys’ fees incurred by the Lender or any Affiliate of the Lender in the enforcement or collection thereof, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, joint and several, now exist or hereafter arise, or were prior to acquisition thereof by the Lender or any Affiliate of the Lender owed to some other Person but excluding the Excluded Swap Obligations. The term “Obligations” includes without limitation any Prepayment Premium.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business and consistent with past practice.

“Organizational Documents” means, with respect to any Person as applicable, the certificate or articles of incorporation, articles of organization, certificate of formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, or such other comparable documents or agreements respecting the formation, organization and governance of such Person.

“Other Connection Taxes” means, with respect to the Lender or its Affiliate, Taxes imposed as a result of a present or former connection between the Lender or its Affiliate and the jurisdiction imposing such Taxes (other than a connection arising from the Lender or its Affiliate having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent Company” means any direct or indirect parent entity of X-Energy Reactor which holds directly or indirectly 100% of the Equity Interests of X-Energy Reactor and which does not hold Equity Interests in any other Person (except for any other Parent Company).

“Participant” has the meaning assigned to such term in Section 9.08(b).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as it may be amended from time to time.

“Permitted Liens” means: (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are: (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect to such Liens for Taxes or assessments and similar charges or levies in accordance with GAAP; (b) any mechanic’s, worker’s, materialmen’s, repairmen’s, carrier’s, landlord’s warehousemen’s or other like Liens arising in the ordinary course of business for amounts which are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established with respect to such Liens in accordance with GAAP; (c) any Lien or deposit with any governmental agency required or permitted to qualify such Borrower to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to worker’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business; (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (e) Liens arising under this Agreement or the other Loan Documents, the Live Oak Credit Facility, the Bank of New York Credit Facility or any ancillary document relating to any of the foregoing (as in effect on the Closing Date or as permitted under the Intercreditor Agreement); (f) any interest or title of a lessor, sublessor, licensee, licensor, sublicensee or sublicensor under any lease, sublease or license (including Intellectual Property, software and other technology licenses) entered into in the ordinary course of business; (g) easements, leases, special assessments, rights of way covenants, conditions, restrictions and reservations of record, zoning and building laws, licenses, minor irregularities in title or other similar encumbrances on or over any real property which are incurred in the ordinary course of business and do not, in the aggregate, materially detract from its usefulness in the ordinary course of business of such Borrower; (h) Liens created by or resulting from any litigation or legal proceeding which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established and (i) normal and customary rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions.

“Permitted Refinancing Indebtedness” means Debt incurred by the Loan Parties or any of their Subsidiaries so long as the principal amount thereof does not exceed the principal amount and accrued interest of the Debt so refinanced and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith.

“Person” means an individual, a corporation, a limited or general partnership, a limited liability company, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee pension benefit plan as defined in ERISA (other than a Multiemployer Plan) maintained or contributed to by any Borrower or with respect to which any Borrower or any other Loan Party has liability.

“Prepayment Premium” means, in connection with any prepayment or repayment of a Loan in connection with a transaction described in Section 2.11(b) of this Agreement, an amount such that the Lender will receive a return on investment equal to 150% of the outstanding principal balance of the Loan so prepaid or repaid (with any interest (other than any amounts accrued at the Default Rate), accrued or previously paid, considered part of such return).

“Qualified Financing” shall mean the issuance or sale (or series of related sales) by X-Energy Reactor or any of its Subsidiaries of any Equity Securities following the Closing Date to third-party investors with the principal purpose of raising capital from which X-Energy Reactor receives aggregate net proceeds of not less than $150,000,000.

“Qualified IPO” means (i) an underwritten public offering pursuant to an effective registration statement (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) of the equity interests of X-Energy Reactor or any parent entity that generates net cash proceeds of at least $100,000,000 filed under the Act and/or (ii) other than with Ares Acquisition Corporation, Ares Management Corporation or any of their affiliates and/or affiliated investment vehicles, a transaction where the equity interests of X-Energy Reactor (or other Person which then owns, directly or indirectly, 100% of the outstanding equity interests of X-Energy Reactor) is publicly registered on any U.S. national securities exchange or over the counter market (including pursuant to a de-SPAC transaction) that generates net cash proceeds of at least $100,000,000.

“Related Party” means with respect to any Person, such Person’s Affiliates and the officers, directors, partners, members, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” is used as defined in Section 101(22) of CERCLA.

“Restricted Payment” means the payment (i) of any dividend or other distribution in respect of, or purchase, redemption or other acquisition or disposition for value of, any equity interests of X-Energy Reactor or any of its Subsidiaries, and (ii) of any principal on, purchase, defeasance, redemption, prepayment, decrease or other acquisition or disposition for value, earlier than one year prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Debt.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the OFAC or the U.S. Department of State.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, executed by the Loan Parties in favor of the Lender, as the same may be amended, modified, supplemented and/or restated from time to time and at any time.

“Series C-1 Notes” means X-Energy Reactor’s Series 2022A Convertible Promissory Notes and X-Energy Reactor’s Series 2022B Convertible Promissory Notes (in each case, as amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof from time to time).

“Series C-2 Notes” means X-Energy Reactor’s Series C-2 Convertible/Exchangeable Promissory Notes (in each case, as amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof from time to time).

“Statements” has the meaning assigned to such term in Section 2.18(g).

“Subordinated Debt” means any Debt owed by any Loan Party which is by its terms expressly subordinated in right of payment to the Obligations pursuant to a subordination agreement which is in form and substance reasonably satisfactory to the Lender.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other business entity (whether now existing or hereafter organized or acquired) over which the Person exercises control, provided that it shall be conclusively presumed that the Person exercises control over any such entity (a) if more than 50% of the Equity Interests in such entity is owned by the Person, directly or indirectly or (b) if at least a majority of the securities of each class having ordinary voting power for the election of directors (other than securities which have such power only by reason of the happening of a contingency) at the time as of which the determination is being made, is owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof.

“Swap Obligation” means, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Distributions” means Distributions to the holders of any Borrower’s Equity Interests in the amount of state and federal income tax paid or to be paid by such holders (or their direct or indirect owners) on taxable income earned by such Borrower and attributable to such holders as a result of such Borrower’s “pass-through” tax status, assuming the highest marginal income tax rate for federal income tax purposes and the highest marginal state income tax rate assessable for such year on the ordinary income of individual taxpayers resident in Los Angeles, California, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to such holders from or through such Borrower. Notwithstanding the foregoing, the amount of any distributions described in this definition shall be determined in a manner that reduces any such taxable income allocated to such holder by any prior taxable losses allocated to such holder and not previously offset against net taxable income allocated to such holder to the extent such losses would be usable to offset the applicable taxable income of such taxable period.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including (i) contingent indemnification obligations not yet due and owing and (ii) any Obligation that is an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

Section 1.03      Construction of Terms. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference in this Agreement to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth in this Agreement), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth in this Agreement) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) all references in this Agreement to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Wherever the phrase “to the Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to the actual or implied knowledge of a senior officer of any Borrower.

Section 1.04      Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Article II

Borrowing Terms

Section 2.01      Initial Term Commitment. Subject to the terms and conditions set forth in this Agreement, the Lender agrees to make a term loan in an original principal amount equal to $10,000,000 to the Borrowers on the Closing Date. The Borrowers shall not have any right to reborrow any portion of the Initial Term Loan which is repaid or prepaid from time to time.

Section 2.02      Delayed Draw Term Loan Commitment. Subject solely to the satisfaction of the conditions set forth in Section 6.01(b), the Lender agrees to make Delayed Draw Term Loans to the Borrowers on any date after October 31, 2023 and prior to the Delayed Draw Termination Date in one or more drawings, which Delayed Draw Term Loans shall not in the aggregate exceed the Delayed Draw Term Commitment. Amounts paid or prepaid in respect of the Delayed Draw Term Loans may not be reborrowed. The Delayed Draw Term Loans shall be repaid or prepaid in accordance with the provisions of this Agreement. The Delayed Draw Term Loans (x) shall rank pari passu in right of payment and of security with the Initial Term Loans and (y) shall be treated substantially the same as the Initial Term Loans. Each drawing of Delayed Draw Term Loans shall be in a maximum amount of $10,000,000. The Borrowers shall not draw Delayed Draw Term Loans more than once per calendar month.

Section 2.03      Requests for Borrowings. To request a Borrowing, the Borrowers shall notify the Lender of such request either in writing (delivered by hand or e-mail) in a form approved by the Lender and signed by the Borrowers or by telephone, not later than 12:00 p.m. (New York City time) at least four (4) Business Days prior to the date of the proposed Borrowing (or, with respect to the Initial Term Loans, at least two (2) Business Days prior to the Closing Date). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or e-mail to the Lender of a written Borrowing Request in a form approved by the Lender in its reasonable discretion and signed by the Borrowers. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01 or Section 2.02, as applicable:

(a)            the aggregate amount of the requested Borrowing, and a breakdown of the separate wires comprising such Borrowing; and

(b)            the date of such Borrowing, which shall be a Business Day.

Section 2.04      [Reserved].

Section 2.05      [Reserved].

Section 2.06      Funding of Borrowing. The Lender shall make each Loan to be made hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 5:00 p.m., Eastern time.

Section 2.07      [Reserved].

Section 2.08      [Reserved].

Section 2.09      Termination of Commitments.

(a)            The Initial Term Commitments shall be automatically and permanently reduced to $0.00 upon the funding of the Initial Term Loans on the Closing Date.

(b)            The Delayed Draw Term Commitments shall automatically and permanently terminate at 5:00 p.m. (New York City time) on the Delayed Draw Termination Date.

Section 2.10      Repayment and Amortization of Loans; Evidence of Debt.

(a)            There shall become due and payable, and Borrowers shall repay on the Maturity Date, the aggregate principal amount of all Loans and other Obligations (including, if applicable, any Prepayment Premium) outstanding on such date.

(b)            The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Debt of the Borrowers to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

(c)            The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded in such accounts absent manifest error; provided that the failure of the Lender to maintain such accounts or any error in such accounts (other than manifest error) shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(d)            The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to the Lender a promissory note payable to the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form.

Section 2.11      Prepayment of Loans.

(a)            The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (except as expressly set forth in this Section 2.11), subject to prior notice in accordance with paragraph (d) of this Section.

(b)            In the event that the AAC SPAC Transaction does not close by the Maturity Date (other than as a result of the termination of the AAC SPAC Transaction in accordance with the terms of the Business Combination Agreement, so long as (i) X-Energy Reactor or any Parent Company has not consummated a Change of Control or Qualified IPO prior to such date of termination, or (ii) such termination was a direct result of a breach of Ares Acquisition Corporation’s obligations under the Business Combination Agreement), then on the Maturity Date the Borrowers shall pay in cash the applicable Prepayment Premium.

(c)            [Reserved].

(d)            The Borrowers shall notify the Lender in writing or by telephone of any prepayment under Section 2.11(a) not later than 1:00 p.m. (New York City time) one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(e)            Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default (including by operation of law or otherwise), the Prepayment Premium, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the applicable Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. The Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means (other than, for the avoidance of doubt, any scheduled payment (including at maturity)). THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Loan Parties expressly agree that (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lender and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.11(e), (v) their agreement to pay the Prepayment Premium is a material inducement to the Lender to make the Loans, and (vi) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lender and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lender as a result of the events resulting in such prepayment.

Section 2.12      [Reserved].

Section 2.13      Interest.

(a)            From and following the Closing Date, subject to the provisions of Section 2.13(c), each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate.

(b)            [Reserved].

(c)            Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, (i) all Loans shall bear interest at the Default Rate plus the Applicable Rate or (ii) in the case of any other amount outstanding under this Agreement, such amount shall accrue at the Default Rate plus the rate applicable to such fee or other obligation as provided in this Agreement.

(d)            Accrued interest on each Loan shall be payable in kind in and capitalized on the outstanding principal amount of the Loans in arrears on each Interest Payment Date for such Loan; provided that the Lender may require that all Default Rate interest accrued pursuant to paragraph (c) of this Section be payable in cash on demand. All capitalized amounts in respect of the Loans shall constitute principal under the Loans and shall accrue interest at the applicable rate set forth in, and payable in accordance with, this Section 2.13.

(e)            All interest under this Agreement shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14      [Reserved].

Section 2.15      Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender; or

(ii)            impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender; or

(iii)            subject the Lender to any Taxes (other than (A) Indemnified Taxes, and (B) the imposition of, or any change in the rate of, Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or otherwise), then the Borrowers will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b)            If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, the Lender, or the letters of credit issued by the Lender, to a level below that which the Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.

(c)            A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16      [Reserved].

Section 2.17      Taxes.

(a)            Withholding Taxes; Gross-Up; Payments Free of Taxes. All payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for, Other Taxes.

(c)            Evidence of Payment. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 2.17, the Borrowers shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Lender.

(d)            Indemnification by the Borrowers. The Borrowers shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by the Lender shall be conclusive and binding absent manifest error.

(e)            [Reserved].

(f)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 2.17(f)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, if Borrower is a U.S. Borrower,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 2.17 shall survive any assignment of rights by the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)            Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

Section 2.18      Payments Generally; Allocation of Proceeds.

(a)            The Borrowers shall make each payment required to be made by them under this Agreement (whether of principal, interest, fees, or of amounts payable under Sections 2.15 or 2.17, or otherwise) prior to 2:00 p.m. (New York City time) on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices at c/o Ares Management LLC, 245 Park Avenue, 44th Floor, New York, New York 10167. Unless otherwise provided for in this Agreement, if any payment shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments shall be made in dollars.

(b)            Any proceeds of Collateral received by the Lender (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Lender so elects, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Lender from the Borrowers, second, to pay interest then due and payable on the Loans ratably, third, to prepay principal on the Loans, fourth, to the payment of any other Obligations (including, without limitation, any Prepayment Premium) due to the Lender from the Borrowers or any other Loan Party and last, after all of the Obligations have been paid in full (other than Unliquidated Obligations), to the Borrowers or as otherwise required by law. The Lender shall have the continuing and exclusive right to apply and reverse and reapply all such proceeds and payments to any portion of the Obligations (including, without limitation, any Prepayment Premium).

(c)            [Reserved].

(d)            Each Borrower consents and agrees, to the extent it may effectively do so under applicable law, that any lender acquiring a participation may exercise against the Borrowers’ rights of set-off and counterclaim with respect to such participation as fully as if such lender were a direct creditor of the Borrowers in the amount of such participation.

(e)            [Reserved].

(f)            [Reserved].

(g)            The Lender may from time to time provide the Borrowers with account statements or invoices with respect to any of the Obligations (including, without limitation, any Prepayment Premium) (the “Statements”). The Lender is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Obligations (including, without limitation, any Prepayment Premium). If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Lender of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Lender’s right to receive payment in full at another time.

Section 2.19      [Reserved].

Section 2.20      [Reserved].

Section 2.21      Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including, without limitation, any Prepayment Premium) (including a payment effected through exercise of a right of setoff), the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Lender in its discretion), then the Obligations or part thereof intended to be satisfied (including, without limitation, any Prepayment Premium) shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

Article III

Representations and Warranties

Section 3.01      Representations and Warranties. To induce the Lender to make the Loans, each Loan Party, jointly and severally, represents and warrants to the Lender as follows:

(a)            Existence and Authority. Each Loan Party is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Loan Party has the requisite organizational power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Each Loan Party is duly qualified and is authorized to do business and is in good standing as a foreign organization in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a Material Adverse Effect.

(b)            Authorization/No Conflict. The execution and delivery of this Agreement, the borrowings under this Agreement, the execution and delivery of all of the other Loan Documents and the performance by each Loan Party of its obligations under this Agreement and the other Loan Documents (i) are within the organizational powers of such Loan Party, have been duly authorized by all necessary organizational action, and do not and will not materially contravene or conflict with any provision of the Organizational Documents of such Loan Party and (ii) except as would not reasonably be expected to have a Material Adverse Effect, have received any required governmental or regulatory agency approvals and do not and will not materially contravene or conflict with any provision of law or of any agreement binding upon such Loan Party.

(c)            Validity and Binding Nature. This Agreement and all of the other Loan Documents to which a Loan Party is a party are the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

(d)            Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Loan Parties in connection with the transactions contemplated by the Loan Documents have been obtained.

(e)            Financial Statements and Financial Information. X-Energy Reactor has made available to the Lender X-Energy Reactor’s audited financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 2022 and the unaudited income statement and balance sheet dated as of June 30, 2023 (collectively the “Closing Date Financial Statements”). The Closing Date Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Closing Date Financial Statements may not contain all footnotes required by GAAP. The Closing Date Financial Statements fairly present in all material respects, the financial condition and operating results of X-Energy Reactor as of the dates and for the periods indicated in the Closing Date Financial Statements, subject to normal year end audit adjustments.

(f)            Litigation. There is no pending action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation before any court, arbitrator, mediator or governmental body, or to the Borrowers’ knowledge, currently threatened (i) against any Loan Party or its Subsidiaries or their respective assets or business or (ii) against any consultant, officer, director or key employee of a Loan Party arising out of such person’s consulting, employment or board relationship with such Loan Party, which questions the validity of this Agreement and the transactions contemplated by the Loan Documents, or which could otherwise materially impact the Loan Parties or their Subsidiaries or their respective assets or business.

(g)            Liens. Subject in all respects to the Intercreditor Agreement, the provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Lender, and such Liens, upon the filing of appropriate Uniform Commercial Code financing statements in the appropriate governmental offices and/or the obtaining of “control” (as defined in the UCC) of the Collateral, constitute perfected and continuing Liens on the Collateral that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, in each case prior and superior in right to any other Person, securing the Obligations (including, without limitation, any Prepayment Premium), enforceable against the Borrowers, the Loan Parties and, to the knowledge of the Borrowers, all third parties, and having priority over all other Liens on the Collateral except (i) Permitted Liens, (ii) Liens perfected only by possession (including possession of any certificate of title) to the extent the Lender has not obtained or does not maintain possession of such Collateral, or (iii) to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

(h)            [Reserved].

(i)            [Reserved].

(j)            [Reserved].

(k)            Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l)            Regulations T, U and X. No Loan Party is principally engaged in, nor is one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U promulgated by the Board. After applying the proceeds of the Loans, not more than twenty-five percent (25%) of the assets of any Loan Party consist of margin stock, within the contemplation of Regulation U, as amended. No Loan Party shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry margin stock or to extend any credit to others to purchase or carry margin stock or in any manner that violates Regulations T, U or X of the Board.

(m)            International Trade. No Loan Party nor any of its direct or indirect Subsidiaries or respective officers, directors, brokers or agents of such Loan Party or such Subsidiary: (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any person, or in any country or territory, that is the subject of any sanctions administered or enforced by OFAC, United States Department of State, or other relevant sanctions authority; (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any law related to money laundering or financing terrorism (an “Anti-Terrorism Law”); or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. No Loan Party nor any of its Subsidiaries or, to such Loan Party’s knowledge, any director, officer, manager, or employee of such Loan Party or any of its Subsidiaries is a person who: (a) is the target of any laws administered by OFAC or any other Governmental Authority imposing economic sanctions or trade embargoes (“Economic Sanctions Laws”); or (b) is located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC or any other Governmental Authority.

(n)            Use of Proceeds. The Loan Parties shall use the proceeds of the Loans solely for the operations of its business in accordance with the business plan provided to the Lender, and not for any personal, family or household purpose. The Loan Parties will not use the proceeds in connection with any person who is: (a) located, organized, or resident in a country or territory that is, or whose government is, the target of sanctions imposed by OFAC or any other Governmental Authority; or (b) named on the “List of Specially Designated Nationals and Blocked Persons” or other similar lists maintained by any Governmental Authority.

(o)            Taxes. The Loan Parties have filed or have caused to be filed all tax returns and reports required to be filed, and have paid all taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(p)            No Conflicts. No Loan Party is in violation or default of any term of its certificate of incorporation or bylaws or other organizational document, or of any provision of any material mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, in each case other than such violations or defaults that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The execution, delivery and performance of this Agreement will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any Lien upon any assets of any Loan Party (under than the Liens granted under the Loan Documents) or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to any Loan Party, its business or operations or any of its assets or properties.

(q)            Compliance with Laws. To the Borrowers’ knowledge, no Loan Party is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would have a Material Adverse Effect.

(r)            Intellectual Property.

(i)            Each Loan Party owns free and clear of all Liens (other than Permitted Liens), has valid (except for any pending applications, which are, each to Loan Party’s knowledge, valid), subsisting, and enforceable rights in all material respects, and have the right to use, sell, license, transfer or assign, all Company Intellectual Property (it being understood that this Section 3.01(r)(i) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).

(ii)            Each Loan Party owns and possesses all right, title and interest in and to the Company Intellectual Property owned or purported to be owned by each Loan Party. Each Loan Party has a valid and enforceable written license or other valid right to use all other Company Intellectual Property.

(iii)            To the actual knowledge of each Loan Party without investigation, no Loan Party, nor the operation of their respective businesses, is currently, nor in the past three years has, infringed upon, misappropriated, or violated any Intellectual Property owned by any third party in any material respect.

(iv)            To the actual knowledge of each Loan Party without investigation, there is no current, nor in the past three years has there been, an infringement, misappropriation, or violation by any third party of any Company Intellectual Property in any material respect.

(v)            Each Loan Party has entered into written agreements with every person, including all current and former employees of such Loan Party, and every current and former independent contractor, who participated in or contributed to the creation or development of any material Intellectual Property owned or purported to be owned by such Loan Party, where such persons assign to such Loan Party any ownership interest and right they may have in such Intellectual Property.

(vi)            Each of the Loan Parties have taken reasonable commercial efforts and security measures designed to preserve, maintain, and protect all of the Company Intellectual Property, including measures designed to protect the secrecy and confidentiality and value of the material Company Intellectual Property. During the last three years, to the actual knowledge of each Loan Party without investigation, there has not been any: (i) unauthorized access to information and data (including personally identifiable information) in the possession of any Loan Party or in its control, or otherwise held or processed on its behalf; (ii) loss, damage, disclosure, use, breach of security, or other material compromise of the security, confidentiality or integrity of any such information or data in all material respects; or (iii) material information security incident that has compromised the integrity or availability of the information technology, operational technology or software applications any Loan Party owns, operates, or outsources or the information or data thereon. During the last three years, there has not been any written material complaint or notice relating to an improper use or disclosure of, or a breach in the security of, any such information or data or relating to any information security-related incident has been received by any Loan Party.

Section 3.02      Supplemental Disclosure. At any time at the request of the Lender, the Loan Parties shall supplement each schedule or representation in this Agreement or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the Closing Date, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate. If any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are restricted or prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by the Lender, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Lender of any Event of Default disclosed in such supplement. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits or similar restrictions contained in this Agreement or any of the other Loan Documents.

Section 3.03      Full Disclosure/Survival of Representations and Warranties. Each Loan Party represents and warrants to the Lender that none of the written statements, representations or warranties furnished by it to the Lender in connection with this Agreement or any other of the Loan Documents contain, or will contain, any untrue statement or omit, or will omit, a material fact necessary to make the statements contained in this Agreement or any other of the Loan Documents (when taken as a whole), in light of the circumstances when made, not misleading, provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date. All representations and warranties made by the Loan Parties under or in connection with any of the Loan Documents shall survive the making of the Loans, notwithstanding any investigation made by the Lender or on the Lender’s behalf.

Article IV

Security for Obligations

Section 4.01      Collateral for the Obligations. Subject in all respects to the other provisions of this Agreement and the other Loan Documents (including all thresholds, exceptions and deadlines therein), each Loan Party covenants and agrees promptly, upon the reasonable request of the Lender, to execute such security instruments and documents and take such other actions as the Lender may reasonably require to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents, all of which security instruments and documents shall be in form and substance reasonably satisfactory to the Lender and its counsel.

Article V

Affirmative and Negative Covenants

Section 5.01      Affirmative Covenants. Until all Obligations (including, without limitation, any Prepayment Premium) terminate or are paid and satisfied in full (other than Unliquidated Obligations) unless the Lender shall otherwise agree in writing, each Loan Party, jointly and severally, agrees to observe each of the following covenants:

(a)            Existence. Each Loan Party shall, and shall cause each of its Subsidiaries to, (i) preserve and maintain its existence in its jurisdiction of organization and in such other states where the failure to qualify and maintain qualification could cause or result in a Material Adverse Effect and (ii) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business where the failure to preserve and maintain the same could reasonably be expected to cause or result in a Material Adverse Effect.

(b)            Reports, Certificates and Other Information. The Borrowers shall furnish or cause to be furnished to Lender the following Financial Statements, certificates and other information, in form reasonably satisfactory to the Lender:

(i)            Annual Statements. Within 120 days after the close of each fiscal year of X-Energy Reactor, annual consolidating and consolidated Financial Statements for X- Energy Reactor showing its financial condition and results of operations as at the close of such fiscal year and for such fiscal year, which for each fiscal year shall be prepared in accordance with GAAP, with such Financial Statements to be audited by independent certified public accountants (without a “going concern” or like qualification, commentary or exception other than with respect to a going concern based solely on the fact that the audit relates to the year immediately prior to, or including, the scheduled maturity of the Obligations or Subordinated Debt, and without any qualification or exception as to the scope of such audit) approved by the Lender (which approval shall not be unreasonably withheld, conditioned or delayed), which Financial Statements shall present fairly in all material respects the financial position of X- Energy Reactor as of the date of such Financial Statements and the results of its operations and changes in financial position for the period covered thereby, all in accordance with GAAP.

(ii)            Monthly Management Accounts and Cash Forecasts. Commencing with the fiscal month ending on September 30, 2023, on or before the date that is thirty (30) days after the end of each fiscal month of each fiscal year of X-Energy Reactor, (i) management accounts of X-Energy Reactor and its Subsidiaries and (ii) a cash forecast in a format substantially similar to the Closing Forecast, in each case, as of the end of and for such fiscal month.

(iii)            Quarterly Financial Statements. Commencing with the fiscal quarter ending on September 30, 2023, on or before the date that is thirty (30) days after the end of each fiscal quarter of each fiscal year of X-Energy Reactor, Financial Statements of X-Energy Reactor and its Subsidiaries as of the end of and for such fiscal quarter, all certified by an Authorized Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of X-Energy Reactor and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(iv)            Annual Business Plan and Budget. Substantially concurrently with the provision to X-Energy Reactor’s members, and in any event no later than sixty (60) days after the close of each fiscal year of X-Energy Reactor, X-Energy Reactor’s annual business plan and budget.

(v)            Operating Reports. Promptly upon their becoming available, copies of any additional material operating reports delivered to any other lenders or members of the Loan Parties.

(vi)            Beneficial Ownership. At least five (5) Business Days prior to the consummation of a Qualified IPO, Change of Control, any transaction as a result of which X-Energy Reactor’s Equity Securities will become registered under the Act and approved for listing on a national securities exchange, Qualified Financing, or any other transaction which would change the Conversion Shares (as defined in the Series C-2 Notes) (in each case other than respect to the consummation of the AAC SPAC Transaction), written notice of such transaction, along with a summary of the material terms thereof.

(vii)            Tax Returns. As soon as possible and in any event within thirty (30) days of the timely filing thereof, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service.

(viii)            Notice of Default or Litigation. Promptly (and in any event within five (5) Business Days) upon learning of the occurrence of (A) an Event of Default, (B) the institution of or any adverse determination in any litigation, arbitration proceeding or governmental proceeding against a Loan Party which is material to any Loan Party, or (C) the occurrence of any event which could cause or result in a Material Adverse Effect, written notice thereof describing the same and the steps being taken with respect thereto.

(ix)            Other Information. Promptly, such other information and documents concerning a Loan Party as the Lender may from time to time reasonably request in writing.

(c)            Books, Records and Inspections. At all reasonable times and as often as the Lender may reasonably request, permit authorized representatives of the Lender, upon reasonable prior notice and during normal business hours, to: (i) have access to the Collateral and to the financial records of the Borrowers and their respective Subsidiaries and other records relating to the operations and procedures of the Borrowers and their respective Subsidiaries, and (ii) discuss the affairs, finances and accounts of the Borrowers and their respective Subsidiaries with, and be advised as to the same by, the Authorized Officers of the Borrowers and their respective Subsidiaries, all as shall be relevant to the performance or observance of the terms, covenants and conditions of this Agreement and the other Loan Documents or the financial condition of the Borrowers and their respective Subsidiaries; provided, however, that the Lender’s activities in such regards are conducted in a fashion designed to minimize disruptions to the Borrowers’ and their respective Subsidiaries’ ongoing business operations. The Borrowers shall pay all reasonable costs and expenses incurred by the Lender in connection with examinations and audits to the extent provided in Section 9.03.

(d)            Insurance. (i) In addition to any insurance required by any other Loan Documents, without duplication, maintain such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated to the Borrowers, with the Lender named additional insured and lender loss payee, as applicable, on any such U.S. general liability or U.S. general property insurance policy under a standard lender loss payable clause, as applicable, and (ii) upon the Lender’s reasonable request, provide to the Lender a certificate of insurance from the insurer for each such U.S. general liability or U.S. general property insurance policy (it being understood that such insurance certificates and endorsements need not be delivered to the Lender until the date that is thirty (30) days after the Closing Date (or, if later, thirty (30) days after the applicable insurance policy was established); provided that, unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have exercised its rights pursuant to Section 7.02 of this Agreement, (A) all proceeds from insurance policies shall be paid to the Borrowers or applicable Subsidiary, (B) to the extent the Lender receives any proceeds, the Lender shall promptly turn over to the Borrowers any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Borrowers and their Subsidiaries, and (C) the Lender agrees that the Borrowers and/or their Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.

(e)            Taxes and Liabilities. Each Loan Party shall pay when due all taxes, license fees, assessments and other liabilities except such as are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established.

(f)            Compliance with Legal and Regulatory Requirements. Each Loan Party shall maintain material compliance with the applicable provisions of all federal, state and local laws, statutes, ordinances and regulations and any court orders or orders of regulatory authorities issued pursuant to any federal, state and local laws, statutes, ordinances and regulations, except as would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing sentence, each Borrower shall (i) ensure, and cause each of its Subsidiaries to ensure, that no Person who owns a controlling interest in or otherwise controls such Borrower or any such Subsidiary is or shall be listed as a Sanctioned Person, (ii) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or the U.S. Department of State or any enabling statute or executive order relating thereto, and (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended, Anti-Corruption Laws and Anti-Money Laundering Laws.

(g)            Banking Relationships. Within thirty (30) days following the Closing Date (or such later date as may be acceptable to Lender in its sole discretion), if requested by Lender, the Loan Parties shall provide to the Lender a Deposit Account Control Agreement, duly executed on behalf of the applicable financial institution, with respect to each deposit account held by a Loan Party (other than an Excluded Account).

(h)            Property/Leases.

(i)            Each Loan Party will keep and maintain all property material to the conduct of its business in working order and condition, ordinary wear and tear, casualty and condemnation excepted, subject to any sale or other transfer permitted pursuant to the terms of Section 5.02. Each Loan Party shall maintain in full force and effect, without any material defaults by such Loan Party thereunder, all leases of real property upon which any of its facilities are located that are necessary for the conduct of its business except as would not reasonably be expected to have a Material Adverse Effect, and the Loan Parties shall promptly notify the Lender in writing of any notice of default or other notice or event which may materially adversely affect continued occupancy and other rights under any of such leases by any Loan Party.

(ii)            Within forty-five (45) days following the Closing Date (or such later date as may be acceptable to Lender in its sole discretion), if requested by Lender, the Loan Parties shall use commercially reasonable efforts to provide to the Lender a Lien Waiver Agreement, duly executed on behalf of the applicable lessor, with respect to any property that is leased by a Loan Party and where Collateral in excess of $1,000,000 is located at such property.

(i)            Additional Collateral. (i) Subject to applicable law, each Loan Party will cause any domestic Subsidiaries formed or acquired after the date of this Agreement (other than any Excluded Subsidiary) to become a guarantor of the Obligations (including, without limitation, any Prepayment Premium) by executing a joinder to this Agreement, and to grant first priority Liens to the Lender in all Collateral of such Subsidiary pursuant to Collateral Documents in form and substance reasonably satisfactory to the Lender; (ii) without limiting the foregoing, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required by law or which the Lender may, from time to time, reasonably request, to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority (subject to Permitted Liens) of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties to the extent provided in Section 9.03; and (iii) subject to any applicable thresholds or limitations in the Collateral Documents, if any material assets (including any real property or improvements to such property or any interest in such property) are acquired by any Loan Party outside the ordinary course of business after the date of this Agreement (other than assets constituting Collateral that become subject to the Lien in favor of the Lender pursuant to the Collateral Documents upon acquisition thereof or specifically excluded collateral), the Loan Parties will (1) notify the Lender thereof and, if reasonably requested by the Lender, cause such assets to be subjected to a Lien securing the Obligations (including, without limitation, any Prepayment Premium) and (2) take, and cause each Subsidiary to take, such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens, including actions described in clause (iii) of this Section, all at the expense of the Borrowers to the extent provided in Section 9.03.

(j)            Further Assurances. Promptly upon receiving a written request from Lender, the Loan Parties shall take such additional actions, prepare and deliver to the Lender such additional written information or execute such additional documents as are reasonably necessary to effect the purposes of this Agreement, all as may be reasonably requested by the Lender from time to time.

(k)            Post-Closing Undertakings. The Borrowers shall, within the time periods specified on Schedule 5.01(k) hereto (as each may be extended by the Lender in its reasonable discretion), provide such documents and complete such undertakings as are set forth on Schedule 5.01(k) hereto.

Section 5.02      Negative Covenants. Until all Obligations (including, without limitation, any Prepayment Premium) terminate or are paid and satisfied in full (other than Unliquidated Obligations), unless the Lender shall otherwise agree in writing, each Loan Party, jointly and severally, agrees to observe each of the following covenants:

(a)            Payments and Investments. No Borrower shall, nor shall it permit any of its Subsidiaries to, make any Restricted Payments, Investments or other payments, in each case except:

(i)            so long as any Borrower or Subsidiary is a “pass-through” tax entity for United States federal income tax purposes and provided no Event of Default is continuing, Tax Distributions;

(ii)            payments in the form of cash, cash equivalents or other property in an amount not to exceed $1,000,000;

(iii)            payments made in the ordinary course of business and consistent with past practice;

(iv)            (a) loans between a Loan Party and any other Loan Party and (b) loans between a Subsidiary that is not a Loan Party and any other Subisidiary that is not a Loan Party;

(v)            loans existing between a Loan Party and any other Subsidiary that is not a Loan Party in existence on the Closing Date, to the extent set forth on Schedule 5.02(a)(v);

(vi)            loans between any Loan Party and any Subsidiary that is not a Loan Party in an aggregate amount under this clause (vi) not to exceed $2,000,000 at any time outstanding;

(vii)            payments permitted under Section 5.02(h)(v) and;

(viii)            payments to the extent due and payable with respect to Debt permitted under Section 5.02(f)(ii), Section 5.02(f)(v) and Section 5.02(f)(vi).

(b)            Liens. No Borrower shall, nor shall it permit any of its Subsidiaries to, create or permit to exist any Lien with respect to any property or assets now existing or hereafter acquired by it, except Permitted Liens.

(c)            Business Activities. No Borrower shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the nuclear reactor and fuel design business (including any businesses ancillary thereto, including the incurrence of Debt permitted by Section 5.02(f)), except to such extent as would not be material to the Borrowers and their Subsidiaries, taken as a whole.

(d)            Change Name/Location of Principal Office. No Loan Party shall change its legal name, the jurisdiction of its organization, or the location of its principal office unless such Loan Party gives not fewer than thirty (30) days’ (or such shorter period as agreed to by the Lender) prior written notice of such change to the Lender.

(e)            Asset Sales. No Borrower shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale without the prior written consent of the Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)            Debt. No Borrower shall, nor shall it permit any of its Subsidiaries to, incur or permit any Debt except:

(i)            the Obligations;

(ii)            Debt under the Live Oak Credit Facility and the Bank of New York Credit Facility in accordance with the definitive documentation governing such facilities that is in effect on the Closing Date (including, in each case, guarantees and other ancillary documents entered into in connection therewith and Permitted Refinancing Indebtedness with respect to such credit facilities);

(iii)            Subordinated Debt in an amount not to exceed $50,000,000;

(iv)            all Series C-1 Notes and Series C-2 Notes;

(v)            (x) unsecured Debt with respect to loans between a Loan Party, as borrower, and any other Loan Party, as lender, (y) unsecured Debt with respect to loans between a Loan Party, as borrower, and any Subsidiary that is not a Loan Party, as a lender, that are in existence on the Closing Date and set forth on Schedule 5.02(f) and (z) unsecured Debt with respect to loans between any Loan Party, as borrower, and any Subsidiary that is not a Loan Party, as lender, in an aggregate amount under this clause (z) not to exceed $2,000,000 at any time outstanding; and

(vi)            Debt existing under the Ghaffarian Reimbursement Agreement.

(g)            Negative Pledge Limitation. No Loan Party shall enter into any agreement with any Person which prohibits or limits its ability to create, incur, assume, or suffer to exist in favor of the Lender, any Lien upon any of its Collateral, whether now existing or hereafter acquired or arising, other than:

(i)            the Loan Documents;

(ii)            any agreements governing any purchase money Liens or Capital Lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);

(iii)            customary restrictions on the assignment of leases, licenses, permits and other agreements; and

(iv)            restrictions under the Live Oak Credit Facility, the Bank of New York Credit Facility, the Series C-1 Notes, the Series C-2 Notes or the Ghaffarian Reimbursement Agreement, in each case as such documents exist on the Closing Date.

(h)            Transactions with Affiliates. No Borrower shall, nor shall it permit any of its Subsidiaries to, enter into or permit to exist any transaction any kind with any Affiliate of such Borrower or Subsidiary except for:

(i)            transactions entered into in connection with the AAC SPAC Transaction (including entering into the Business Combination Agreement);

(ii)            any transactions existing on the Closing Date and disclosed to the Lender on Schedule 5.02(h);

(iii)            transactions that are for fair and reasonable consideration and no less favorable to the Borrowers than would be paid by an unrelated third party;

(iv)            Tax Distributions permitted under Section 5.02(a);

(v)            transactions contemplated by the Ghaffarian Reimbursement Agreement (including, without limitation, the making of payments thereunder); and

(vi)            transactions between or among the Loan Parties and/or any of their respective Subsidiaries.

(i)            Organizational Documents. No Borrower shall, nor shall it permit any of its Subsidiaries to, amend, modify or otherwise change any of the terms or provisions in its Organizational Documents as in effect on the Closing Date in any manner that materially adversely affects, when taken as a whole, the economic or other rights of the Lender.

(j)            Accounting Policies/Change of Business. No Loan Party shall (i) change its fiscal year or any of its significant accounting policies except to the extent necessary to comply with GAAP or (ii) make any material change in the nature of its business as carried on as of the Closing Date.

(k)            Use of Proceeds. The proceeds of the Loans will be used only to pay fees and expenses in connection with the closing of this Agreement, to finance the working capital needs, making of capital expenditures and for general corporate purposes of the Borrowers. No part of the proceeds of any Loan will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X, (ii) to make any acquisition other than acquisitions permitted in this Agreement, or (iii) to finance or capitalize any Subsidiary, except as permitted in Section 5.02(a).

Article VI

Lending Conditions

Section 6.01      Conditions of Lending.

(a)            Documents and Other Items To Be Furnished at Closing. The obligation of the Lender to make the Initial Term Loan on the Closing Date is subject to receipt by the Lender of the following information and/or each of the described documents, each duly executed by the parties or intended signatories thereto, currently dated (as applicable) and in form and substance reasonably satisfactory to the Lender:

(i)            The Notes, the Collateral Documents and any other Loan Documents.

(ii)            A copy of the resolutions of the governing body of each Loan Party authorizing the execution and delivery, on behalf of such Loan Party, of the Loan Documents provided for in this Agreement to which such Loan Party is a party, certified by the Secretary (or comparable officer) of such Loan Party.

(iii)            A certificate of the Secretary (or comparable officer) of each Loan Party certifying the names of the officer or officers authorized to sign the Loan Documents provided for in this Agreement to which such Loan Party is a party, for and on behalf of such Loan Party.

(iv)            Certificate of Good Standing (or equivalent) for each Loan Party in such Loan Party’s jurisdiction of organization.

(v)            Copies of (A) the articles of incorporation or articles of organization of each Loan Party, certified by the Secretary of State for the State of its organization, and (B) the current bylaws (or equivalent) of each Loan Party, certified by its Secretary (or comparable officer).

(vi)            A certificate of authority to transact business as a foreign entity for each Loan Party in each U.S. jurisdiction where such Loan Party is required to be so qualified to conduct business in such U.S. jurisdiction.

(vii)            A solvency certificate executed by the chief financial officer or other officer or authorized signatory with equivalent duties of the Borrowers (immediately after giving effect to the Transactions).

(viii)            Uniform Commercial Code financing statements in such form and for filing in such jurisdictions as the Lender may request with respect to each Loan Party.

(ix)            All material governmental and material third party consents and approvals (including, in any case, shareholder and director consents and approval) necessary for the execution, delivery and performance of the Loan Documents shall have been obtained and be in effect.

(x)            No material adverse change in the business, financial condition, operations, performance or properties of any Loan Party shall have occurred.

(xi)            No material litigation with respect to any Loan Party shall exist.

(xii)            The Closing Date Financial Statements, in each case, in form, detail and substance reasonably acceptable to the Lender and with such supporting materials as the Lender shall reasonably request.

(xiii)            The Closing Forecast.

(xiv)            The consent of the lender under the Live Oak Credit Facility and all holders of the Series C-2 Notes providing for the incurrence of the Obligations.

(xv)            All documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(xvi)            Payment to the Lender as reimbursement for all reasonable and documented out-of-pocket costs and expenses incurred by the Lender required to be paid by the Borrowers under Section 9.03 in the preparation and closing of the Loan Documents and in the making of the Loans, including without limitation, the Lender’s reasonable and documented out-of-pocket attorneys’ fees payable to Kirkland & Ellis LLP, in each case, to the extent invoiced at least one (1) Business Day prior to the Closing Date.

(xvii)            (a) A written opinion from Latham & Watkins LLP, as special New York counsel to the Loan Parties and (b) a written opinion from Hogan Lovells US LLP, as Maryland counsel to the Loan Parties, in each case, addressed to the Lender, dated as of the Closing Date, containing such opinions and being in form and substance as reasonably acceptable to the Lender and its counsel.

(b)            Conditions to Delayed Draw Term Loans. After the Closing Date, the obligation of the Lender to make Delayed Draw Term Loans is subject solely to the satisfaction of the following conditions:

(i)            The Borrowers shall have delivered to the Lender a cash forecast in a form substantially similar to the Closing Forecast and as approved by the Lender in its reasonable discretion.

(ii)            The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(iii)            At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(iv)            At the time of and immediately after giving effect to such Borrowing, (x) the AAC SPAC Transaction has not been terminated by the Lender and (y) the Business Combination Agreement remains in full force and effect.

(v)            The Lender, in its sole discretion, shall have agreed to make such Delayed Draw Term Loans.

(c)            Documents To Be Furnished at Time of Each Loan. The Lender shall have received a Borrowing Request prior to making any Loan (within the timeframe contemplated by Section 2.03), each duly executed and currently dated, unless waived at the Lender’s discretion.

Each request for a Loan shall constitute a representation and warranty by each Borrower that no Event of Default exists, to its knowledge, no Default exists, that each of the representations and warranties contained in this Agreement are true and correct in all material respects as of the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects) and that the applicable conditions contained in this Article VI have been satisfied.

Article VII

Events of Default--Acceleration

Section 7.01      Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a)            Any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            Any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)            Any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver under this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment, modification or waiver of this Agreement or any other Loan Document, shall prove to have been materially incorrect when made or deemed made;

(d)            Any Loan Party shall fail to perform or observe any agreement, covenant or obligation under the following provisions:

(i)            Section 5.01(c) through Section 5.01(f) and Section 5.01(h) through Section 5.01(j) and such failure shall continue unremedied for a period of thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender;

(ii)            Section 5.01(b) (other than Section 5.01(b)(viii)(A)) and such failure shall continue unremedied for a period of two (2) Business Days after the occurrence thereof; or

(iii)            Section 5.01(a), Section 5.01(b)(viii)(A), Section 5.01(g) or Section 5.02.

(e)            Any Loan Party fails to comply with or perform any covenant or other provision of this Agreement or any other Loan Document after any applicable notice and cure periods (which failure does not constitute an Event of Default under any of the preceding provisions of this Section 7.01) and such failure shall continue unremedied for a period of 15 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender;

(f)            At any time, for any reason, (A) any Loan Document as a whole that materially affects the ability of the Lender to enforce the Obligations (including, without limitation, any Prepayment Premium) or enforce its rights against the Collateral ceases to be in full force and effect or any Loan Party seeks to repudiate its obligations and the Liens intended to be created by the Loan Documents are, or any Loan Party seeks to render such Liens, invalid and unperfected, or (B) Liens on Collateral in favor of the Lender contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall not have the perfection or priority contemplated by this Agreement or the Loan Documents;

(g)            Breach or default by any Loan Party or any of its Subsidiaries under (i) the Live Oak Credit Facility, the Bank of New York Credit Facility, the Series C-1 Notes or the Series C-2 Notes, (ii) any Subordinated Debt, or (iii) any other Debt for borrowed money having a principal amount of $10,000 or more, in each case if the effect of such breach or default is to allow the holder or holders thereof, or any trustee or agent for such holders, to cause such Debt to become accelerated or otherwise due and payable prior to its scheduled maturity;

(h)            [Reserved];

(i)            Any Loan Party or any of its Subsidiaries admitting in writing its inability to pay its debts as they mature or an administrative or judicial order of dissolution or determination of insolvency being entered against any Loan Party or any of its Subsidiaries; or any Loan Party or any of its Subsidiaries applying for, consenting to, or acquiescing in the appointment of a trustee or receiver for such Loan Party or such Subsidiary or any property thereof, or any Loan Party or any of its Subsidiaries making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee or receiver being appointed for any Loan Party or any of its Subsidiaries or for a substantial part of the property of any Loan Party or any of its Subsidiaries and not being discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against any Loan Party or any of its Subsidiaries, and, if involuntary, being consented to or acquiesced in by any Loan Party or any of its Subsidiaries or remaining for sixty (60) days undismissed;

(j)            There shall be a Change of Control without the prior written consent of the Lender (other than in connection with the consummation of the AAC SPAC Transaction);

(k)            One or more judgments for the payment of money in an aggregate amount in excess of $10,000 (in each case to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days after becoming due during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment or any Loan Party or any Subsidiary shall fail within thirty (30) days after becoming due to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal and being appropriately contested in good faith by proper proceedings diligently pursued;

(l)            If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the substantial business hardship upon which the application for the waiver is based could reasonably be expected to cause or result in a Material Adverse Effect; or

(m)            The Guaranty or any other Guarantee of the Obligations (including, without limitation, any Prepayment Premium) shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty or any Guarantee of the Obligations (including, without limitation, any Prepayment Premium), or any Guarantor shall fail to comply with any of the terms or provisions of the Guaranty or any other Guarantee of the Obligations (including, without limitation, any Prepayment Premium) to which it is a party, or any Guarantor shall deny that it has any further liability under the Guaranty or any Guarantee of the Obligations (including, without limitation, any Prepayment Premium) to which it is a party, or shall give notice to such effect, including, but not limited to any notice of termination delivered pursuant to the terms of any Guarantee of the Obligations (including, without limitation, any Prepayment Premium).

Section 7.02      Effect of Event of Default.

(a)            Automatic Acceleration. If any Event of Default described in Section 7.01 (other than an Event of Default described in Section 7.01(d) or (e)) of this Agreement shall occur and is continuing, maturity of the Loans shall immediately and automatically be accelerated, the Notes and the Loans evidenced by the Notes, and all other indebtedness and any other payment Obligations (including, without limitation, any Prepayment Premium) of the Loan Parties to the Lender, shall become immediately due and payable, all without demand or notice of any kind.

(b)            Elective Acceleration. If any Event of Default described in Section 7.01(d) or (e) has occurred and is continuing, the Lender may accelerate payment of the Loans and declare the Notes and all other payment Obligations (including, without limitation, any Prepayment Premium) due and payable, whereupon maturity of the Loans and the Obligations (including, without limitation, any Prepayment Premium) shall be accelerated, the Notes and the Loans evidenced by the Notes, and all other payment Obligations (including, without limitation, any Prepayment Premium) of the Borrowers shall become immediately due and payable without demand or notice of any kind. The Lender or such other holder shall promptly advise the Borrowers of any such declaration, but failure to do so shall not abrogate the occurrence or impair the effect of such declaration.

(c)            Remedies Not Exclusive. The remedies of the Lender specified in this Agreement or in any other Loan Document shall not be exclusive, and the Lender may avail itself of any other remedies provided by law, as well as any equitable remedies available to Lender.

Article VIII

Guaranty

Section 8.01      Guaranty. To induce the Lender to make the Loans for the benefit of each Guarantor, each Guarantor, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Loan Document, of all the Obligations (including, without limitation, any Prepayment Premium) of each Borrower whether existing on the Closing Date or incurred or created after the Closing Date (the “Guaranteed Obligations”). This Guaranty by each Guarantor constitutes a guaranty of payment and not of collection. Except as provided in Section 8.02 and except upon termination of such Guarantor’s Guaranty, each Guarantor shall be liable under its guarantee set forth in this Section 8.01, without any limitation as to amount, for all present and future Obligations (including, without limitation, any Prepayment Premium), including specifically all future increases in the outstanding amount of the Loans or Guaranteed Obligations and other future increases in the Guaranteed Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents on the Closing Date.

Section 8.02      Limitation of Guaranty. Any term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable under this Agreement shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Loan Document, as it relates to such Guarantor, subject to avoidance under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Requirements of Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 8.03 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

Section 8.03      Contribution. To the extent that any Guarantor shall be required under this Agreement to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Obligations and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding any such amount repaid by a Borrower that received the benefit of the funds advanced that constituted Guaranteed Obligations) in the same proportion as such Guarantor’s net worth on the date enforcement is sought under this Agreement bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date. No Guarantor shall seek or be entitled to seek any contribution or reimbursement from a Borrower or any other Guarantor in respect of payments made by such Guarantor under this Agreement until all Obligations (including, without limitation, any Prepayment Premium) terminate or are paid and satisfied in full (other than Unliquidated Obligations). The provisions of this Section 8.03 in no respect limit the obligations and liabilities of any Guarantor to the Lender, and each Guarantor shall remain liable to the Lender for the full amount guaranteed by such Guarantor under this Agreement.

Section 8.04      Authorization; Other Agreements. The Lender is authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor under this Agreement and without incurring any liability under this Agreement, from time to time, to do each of the following:

(a)            (i) subject to compliance, if applicable, with Section 9.01, modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment or (iii) waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Loan Document;

(b)            apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the Loan Documents;

(c)            refund at any time any payment received by the Lender in respect of any Guaranteed Obligation;

(d)            (i) sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral for any Guaranteed Obligation or any other guaranty for any Guaranteed Obligation in any manner, (ii) receive, take and hold additional Collateral to secure any Guaranteed Obligation, (iii) add, release or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part of the Guaranteed Obligations and (iv) otherwise deal in any manner with a Borrower and any other Guarantor, maker or endorser of any Guaranteed Obligation or any part of any Guaranteed Obligation; and

(e)            settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

Section 8.05      Guaranty Absolute and Unconditional. Each Guarantor waives and agrees not to assert any defense (other than the defense of termination of such Guarantor’s Guaranty or payment in full of all Guaranteed Obligations (other than Unliquidated Obligations)), whether arising in connection with or in respect of any of the following or otherwise, and agrees that its obligations under this Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by the Lender):

(a)            the invalidity or unenforceability of any obligation of a Borrower or any other Guarantor under any Loan Document or any other agreement or instrument relating to any Loan Document (including any amendment, consent or waiver to any Loan Document), or any security for, or other guaranty of, any Guaranteed Obligation or any part of any Guaranteed Obligation, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part of any Guaranteed Obligation;

(b)            the absence of (i) any attempt to collect any Guaranteed Obligation or any part of any Guaranteed Obligation from a Borrower or any other Guarantor or other action to enforce the same or (ii) any action to enforce any Loan Document or any Lien under any Loan Document;

(c)            the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

(d)            any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against a Borrower, any other Guarantor or any of a Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission under any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against a Borrower, any other Guarantor or any of a Borrower’s other Subsidiaries, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest on any Guaranteed Obligation) in or as a result of any such proceeding;

(e)            any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election following the occurrence of an Event of Default by the Lender to proceed separately against any Collateral in accordance with the Lender’s rights under any applicable Requirement of Law; or

(f)            any other defense, setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of a Borrower, any other Guarantor or any other Subsidiary of a Borrower, in each case other than the defense of termination of such Guarantor’s Guaranty or payment in full of all Guaranteed Obligations (other than Unliquidated Obligations)).

Section 8.06      Waivers. Each Guarantor unconditionally and irrevocably waives (to the extent permitted by applicable law) and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice under this Agreement including any of the following: (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest on any Guaranteed Obligation) becoming immediately due and payable; and (d) any other notice in respect of any Guaranteed Obligation or any part of any Guaranteed Obligation, and any defense arising by reason of any disability or other defense of a Borrower or any other Guarantor (other than the defense of termination of such Guarantor’s Guaranty or payment in full of all Guaranteed Obligations (other than Unliquidated Obligations)). Each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against a Borrower or any other Guarantor by reason of any Loan Document or any payment made under any Loan Document or (y) assert any claim, defense, setoff or counterclaim it may have against any other Credit Party or set off any of its obligations to such other Credit Party against obligations of such Credit Party to such Guarantor, in each case, until termination of such Guarantor’s Guaranty or all Obligations (including, without limitation, any Prepayment Premium) terminate or are paid and satisfied in full (other than Unliquidated Obligations), and such rights and remedies shall remain waived at any time the Lender (with or through its designees) has acquired all or any portion of the Collateral by credit bid, strict foreclosure or through any other exercise of remedies available to the Lender pursuant to the Loan Documents. No obligation of any Guarantor under this Agreement shall be discharged other than by termination of such Guarantor’s Guaranty or all Obligations (including, without limitation, any Prepayment Premium) terminate or are paid and satisfied in full (other than Unliquidated Obligations).

Section 8.07      Reliance. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Lender upon the guarantee contained in Section 8.01 or acceptance of the guarantee contained in Section 8.01; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in Section 8.01; and all dealings between any Borrower and any of the Guarantors, on the one hand, and the Lender, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in Section 8.01. Each Guarantor assumes responsibility for keeping itself informed of the financial condition of each Borrower, each other Guarantor and any other guarantor, maker or endorser of any Guaranteed Obligation or any part of any Guaranteed Obligation, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part of any Guaranteed Obligation that diligent inquiry would reveal, and each Guarantor agrees that the Lender shall not have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event the Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, the Lender shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that the Lender, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.

Article IX

Miscellaneous

Section 9.01      Waiver – Amendments.

(a)            No failure or delay by the Lender in exercising any right or power under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender under this Agreement and any other Loan Document are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)            Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

Section 9.02      Notices.

(a)            Except as provided in paragraph (b) below, all notices shall be in writing and, if delivered by hand or sent by overnight courier service, shall be deemed to have been given when delivered, if mailed, shall be deemed to have been given five (5) days after the date when sent by registered or certified mail, postage prepaid, and addressed to such party at its address shown below, or at such other address as any such party may, by written notice to the other parties to this Agreement, have designated as its address for such purpose and if through electronic communications to the extent provided in paragraph (b) below, shall be deemed to have been given as provided in paragraph (b) below. The addresses referred to are as follows:

If to a Borrower:                X-Energy, LLC
X-Energy Reactor, LLC
801 Thompson Ave.
Rockville, MD 20852
Attention: Mike Gigliotti
E-mail: mgigliotti@x-energy.com

with a copy to:

Latham & Watkins LLP
555 11th Street NW, Suite 1000

Washington, DC 20004
Attention: Manu Gayatrinath & Jennifer Kent
E-mail: manu.gayatrinath@lw.com;

jennifer.kent@lw.com

If to Lender:                       Ares Acquisition Holdings LP
c/o Ares Management LLC
245 Park Avenue, 44th Floor
New York, New York 10167
Attention: General Counsel
E-mail: generalcounsel@aresmgmt.com

with a copy to:

Kirkland & Ellis LLP
2049 Century Park East, 37th Floor
Los Angeles, CA 90067
Attention: Pippa Bond & Nisha Kanchanapoomi
E-mail: pippa.bond@kirkland.com; nisha.kanchanapoomi@kirkland.com

(b)            Each of the Lender and the Borrowers (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)            Any party hereto may change its address or e-mail address for notices and other communications by notice to the other parties hereto.

Section 9.03      Costs, Expenses and Taxes. The Borrowers agree to pay (without duplication), all of the following fees, costs and expenses by the earlier of (x) the date of the consummation of the AAC SPAC Transaction and (y) thirty (30) days of written demand therefor accompanied by a detailed invoice: (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Lender in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of the Loan Documents and all other documents furnished pursuant hereto or in connection herewith, including without limitation the reasonable and documented out-of-pocket attorneys’ fees and expenses of one outside counsel to the Lender incurred in connection with the foregoing and the administration of this Agreement; (ii) all reasonable and documented out-of-pocket costs and expenses of the Lender in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of any amendments or modifications of (or supplements to) any of the foregoing and all other documents furnished pursuant thereto or in connection therewith, including without limitation the reasonable fees and expenses of one counsel retained by the Lender relative thereto (and to the extent required, one counsel for the Lender in each relevant jurisdiction and such other counsel to the Lender retained with the consent of the Borrowers); (iii) all Uniform Commercial Code and Lien search fees, all title insurance, survey, appraisal, environmental evaluation fees, costs, and expenses incurred by the Lender, if applicable, and costs and all fees and taxes payable in connection with the filing or recording of any Loan Documents or financing statements incurred by the Lender; (iv) all costs and expenses incurred by the Lender (including, without limitation, reasonable out-of-pocket attorneys’ fees and expenses of one counsel the Lender (and to the extent required, one counsel for the Lender in each relevant jurisdiction and such other counsel to the Lender retained with the consent of the Borrowers)), if any, in connection with the enforcement of this Agreement and/or any other Loan Documents or other agreement furnished pursuant hereto or thereto or in connection herewith or therewith; and (v) all costs and expenses incurred by the Lender in conducting an independent audit or review by the Lender’s internal staff of the books and records of the Borrowers and the collateral provided under the Loan Documents, including, without limitation, the costs and expenses of field exams of the Collateral. The Borrowers shall pay all stamp, transfer and other similar taxes (other than any Excluded Taxes) payable or determined to be payable in connection with the execution and delivery of this Agreement, or any of the other Loan Documents, or the issuance of the Notes, or the making of the Loans, and agrees to save and hold the Lender harmless from and against all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes. Any portion of the foregoing fees, costs and expenses which remains unpaid after the due date therefor shall bear interest from such due date to the date of payment at a per annum rate equal to the Default Rate plus the Applicable Rate.

Section 9.04      Severability. If any provision of this Agreement or any other Loan Document is determined to be illegal or unenforceable, such provision shall be deemed to be severable from the balance of the provisions of this Agreement or such Loan Document and the remaining provisions shall be enforceable in accordance with their terms.

Section 9.05      Captions/Time of Essence. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. Without limiting the applicable cure periods set forth in Section 7.01 (if any), time is of the essence under the Loan Documents.

Section 9.06      Governing Law. Except as may otherwise be expressly provided in any other Loan Document, this Agreement and all other Loan Documents are made under and will be governed in all cases by the substantive laws of the State of New York, notwithstanding the fact that New York conflicts of laws, rules or principles might otherwise require the substantive rules of law of another jurisdiction to apply. EACH BORROWER WAIVES PERSONAL SERVICE OF ALL PROCESS UPON SUCH BORROWER AND AGREES THAT ALL SERVICE OF PROCESS MAY BE MADE BY MESSENGER, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY REGISTERED MAIL DIRECTED TO SUCH BORROWER AT THE ADDRESS STATED IN SECTION 9.02 OF THIS AGREEMENT. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 9.07      Prior Agreements, Etc.

This Agreement supersedes all previous agreements and commitments made by the Lender and any Borrower with respect to the Loans and all other subjects of this Agreement, including, without limitation, any oral or written proposals or commitments made or issued by the Lender. It is expressly agreed that the Lender shall not be deemed to control the business activities of any Borrower as a result of this Agreement, the other Loan Documents or the performance thereof.

Section 9.08      Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights or obligations without the prior written consent of the Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective permitted successors and assigns, Participants and, to the extent expressly contemplated, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Lender may assign or otherwise transfer any of its rights or obligations with the prior written consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Borrowers shall be deemed to have consented to an assignment of Loans (i) unless the Borrowers shall have objected thereto by written notice to the Lender within ten (10) Business Days after having received notice thereof, (ii) if such assignment is to Ares Acquisition Corporation, Ares Management Corporation or any of their affiliates and/or affiliated investment vehicles or (iii) if an Event of Default under Sections 7.01(a), (b) or (i) shall have occurred and be continuing; provided further that in the case of this clause (iii), the Lender shall provide the Borrowers at least five (5) Business Days’ prior written notice of such assignment.

(b)            The Lender may, without the consent of the Borrowers, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged; (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any Taxes that would be Other Taxes if not for being imposed with respect to a participation shall be the responsibility of either the Lender or the Participant, but for the avoidance of doubt shall not be the responsibility of the Loan Parties. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.17 (subject to the requirements and limitations of Sections 2.15 and 2.17) to the same extent as if it were a Lender; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 with respect to any participation than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant shall be entitled to the benefits of Section 9.13 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(c)            The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 9.09      Waiver of Jury Trial/Jurisdiction.

(a)            EACH PARTY HERETO VOLUNTARILY, KNOWINGLY, ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY TRIAL OR HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE LENDER AND ANY BORROWER DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN ANY LOAN PARTY AND THE LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDER TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT OR IN THE OTHER LOAN DOCUMENTS.

(b)            NEITHER ANY LOAN PARTY NOR THE LENDER WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN OR CANNOT BE WAIVED.

(c)            EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURTS OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURTS.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d)            EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO PERSONAL JURISDICTION AND THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (c) OF THIS SECTION.  EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.10      Highest Lawful Rate. Notwithstanding any provision to the contrary contained in this Agreement or in any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of the Notes, accrued or paid from the Closing Date, and (b) the aggregate of any other amounts accrued or paid pursuant to the Notes, or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon such Debt from the Closing Date, ever exceed the maximum rate of interest which could lawfully be contracted for, charged or received on the unpaid principal balance of such Debt. In this connection, it is expressly stipulated and agreed that it is the intent of the Borrowers and the Lender to contract in strict compliance with New York usury laws and with any other applicable state usury laws and with federal usury laws (whichever permit the higher rate of interest) from time to time in effect. In furtherance thereof, none of the terms of this Agreement, the Notes or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Highest Lawful Rate. Neither any Borrower nor any other Person now or hereafter becoming liable for payment of indebtedness pursuant to the Loan Documents (the “Borrowed Debt”) shall ever be liable for interest in excess of the Highest Lawful Rate. If under any circumstances the aggregate amounts paid on Borrowed Debt include amounts which by law are deemed interest which would exceed the Highest Lawful Rate, each Borrower stipulates that such amounts will be deemed to have been paid as a result of an error on the part of such Borrower and Lender, and the Person receiving such excess payment shall promptly, upon discovery of such error or upon notice thereof from the Person making such payment, refund the amount of such excess. The parties further stipulate that such refund shall be a sufficient and sole remedy for such error and that no party shall be entitled to any damages or penalties, whether statutory or otherwise, as a result of such error. All sums paid or agreed to be paid to the holder or holders of Borrowed Debt for the use, forbearance or detention of Borrowed Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of Borrowed Debt. The provisions of this Section 9.10 shall control all agreements, whether now or hereafter existing and whether written or oral, between the Loan Parties and Lender.

Section 9.11      Indemnification. Each Loan Party further agrees to defend, protect, indemnify, and hold harmless the Lender and each Related Party of the Lender (collectively, the “Indemnitees”) from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of one counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of the following (collectively, the “Indemnified Matters”):

(a)            this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, the management of such Loans, the use or intended use of the proceeds of the Loans or any of the other transactions contemplated by the Loan Documents; or

(b)            any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, reasonable attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation by the Borrowers or any of their Subsidiaries of any Environmental Law arising from or in connection with the past, present or future operations of any Loan Party, or, the past, present or future environmental, health or safety condition of any respective property of any Loan Party, the presence of asbestos containing materials at any respective property of any Loan Party or the Release or threatened Release of any Contaminant by the Borrowers or any of their Subsidiaries into the environment; provided, however, no Loan Party shall have any obligation to an Indemnitee with respect to Indemnified Matters to the extent caused by or resulting solely from the willful misconduct or gross negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Loan Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Loan Parties shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnity set forth in this Agreement shall be in addition to any other Obligations (including, without limitation, any Prepayment Premium) of the Loan Parties to the Lender under this Agreement or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the obligation of the Lender to make the Loans and the payment of all Obligations (including, without limitation, any Prepayment Premium). This Section 9.11(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax Indemnified Matters.

Section 9.12      [Reserved].

Section 9.13      Setoff. In addition to, and without limitation of, any rights of the Lender under applicable law, if any Event of Default occurs and is continuing, any indebtedness from the Lender (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations (including, without limitation, any Prepayment Premium) held by the Lender, whether or not the Obligations (including, without limitation, any Prepayment Premium), or any part hereof, shall then be due and irrespective of whether or not the Lender has made demand.

Section 9.14      [Reserved].

Section 9.15      Counterparts. This Agreement may be executed by original, facsimile or other electronic signatures (which shall be binding and enforceable the same as if original) in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Lender and the Loan Parties.

Section 9.16      PATRIOT Act. The Lender notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the PATRIOT Act.

Section 9.17      Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any requirement of law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights under this Agreement or any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrowers, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Loan Parties or their Subsidiaries, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.18      Joint and Several Obligations. The Borrowers’ Obligations (including, without limitation, any Prepayment Premium) under this Agreement and the Notes shall be the joint and several Obligations (including, without limitation, any Prepayment Premium) of the Borrowers.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers, have executed and delivered this Agreement on the Closing Date.

BORROWERS

X-ENERGY REACTOR COMPANY, LLC, as a Borrower

By:	/s/ J. Clay Sell
Name:	J. Clay Sell
Title:	Chief Executive Officer

X-ENERGY, LLC, as a Borrower

By:	/s/ J. Clay Sell
Name:	J. Clay Sell
Title:	Chief Executive Officer

Signature Page to Credit Agreement

ARES ACQUISITION HOLDINGS LP, as Lender

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Secretary

Signature Page to Credit Agreement